Exhibit 21.1

Subsidiaries of Esports Entertainment Group, Inc. *

Name of Entity	Jurisdiction
Esports Entertainment (EGL) Inc.	Delaware
Helix E-Sports LLC	Delaware
Helix Holdings LLC	Delaware
Helix Opportunity Zone Fund I LLC	Delaware
ggCircuit LLC	Indiana
GMBL New Jersey Inc.	New Jersey
Vie Esports Services B.V.	Curaçao
Argyll Productions Ltd	England and Wales
Phoenix Games Network Limited	England and Wales
XSeries Limited	England and Wales
Esports Entertainment Estonia OÜ	Estonia
LHE Enterprises LTD.	Gibraltar
BHGES P.L.C	Malta
Esports Services (Malta) Limited	Malta
Esports Entertainment (Malta) Limited	Malta
Highland Gaming Ltd	Malta
Nevada Holdings Ltd	Malta
Prozone Limited	Malta
Argyll Entertainment AG	Switzerland

*	The names of certain subsidiaries have been omitted from this Exhibit 21.1 in accordance with applicable rules. The omitted subsidiaries, considered in the aggregate as a single subsidiary, did not constitute a “significant subsidiary” (as defined in Rule 1-02(v) of Regulation S-X) at June 30, 2022.